UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

to

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2017

Longfin Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38192	81-5312393
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

16-017, 85 BROAD STREET,
NEW YORK, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

(646) 202-9550

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

This Current Report on Form 8-K/A (Amendment No. 1) amends Items 1.01 and 9.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by Longfin Corp. (the “Company”) on December 15, 2017 (the “Original 8-K”) announcing the completion of the acquisition of www. Ziddu.com website in exchange for 2.5 million restricted Class A common shares of the Company (the “Acquisition”).

In the Original 8-K, the Company indicated that it would file the historical and pro forma financial information required under Item 9.01 with respect to the Acquisition within 71 days of the due date of the Original 8-K, as permitted by the SEC rules. The Company is now filing this Amendment No. 1 to disclose that the Acquisition did not result in the acquisition of a “business” and accordingly no financial statements or pro forma financial information are required to be filed as a result of the completion of the Acquisition. Except as indicated above and below with respect to Item 1.01 and 9.01, all other information in the Original 8-K remains unchanged.

Item 1.01 Entry into a Material Definitive Agreement

On December 11, 2017, Longfin Corp., (the “Company”), a Delaware corporation (“LFIN”), entered into a definitive asset purchase agreement (the “Agreement”) with its affiliate Meridian Enterprises Pte.Ltd., a Singapore corporation (“Meridian”) and with related affiliates collectively represented by the Galaxy Media Ltd., Hong Kong, for the purpose of purchasing Meridian’s website, www. Ziddu.com, in exchange for 2.5 million restricted Class A common shares of the Company.

Our acquisition of the Ziddu.com assets gave us access to a Blockchain empowered technology that can offer Micro-Lending against Collateralized Warehouse Receipts in the form of Ziddu Tokens to Small and Medium Enterprises (SMEs), Processors, Manufactures, Importers and Exporters across continents.

Our Ethereum Blockchain Ziddu Token (www.ziddu.com) is a utility token powered by ERC20 Smart Contract. The Ziddu warehouse coin implements a technology stack in which Smart Contracts run in distributed virtual machines. There is public availability for the view of the open ledger, transparent execution, and the result of contract execution.

Pursuant to the Agreement, the Company issued 2.5 million restricted Class A shares to Meridian and certain affiliated parties based on an internal estimate of the value of the Website. These assets include intellectual property associated with the website www.Ziddu.com and all of its content, and any other rights associated with the website, including, without limitation, any intellectual property rights, copyrights to designs, graphics, logos and agreements, programming, database, email lists, passwords, usernames and trade names; and all of the related social media accounts including but not limited to, Twitter, Facebook, Instagram, and Pinterest and all internet traffic to the www. Ziddu.com (collectively, the “Website”). The Website did not produce any revenue historically and the Website’s carrying value was zero as of the date of acquisition. Meridian had not incurred any expenditures towards improvements of the Website prior to December 11, 2017. Beginning in January 2018, Longfin has incurred $300,000 during the first quarter of 2018 and intends to continue to make certain improvements to the Website to incorporate it into Longfin services which it estimates to cost an additional $700,000 during the remainder of fiscal 2018.

Meridian Enterprises Pte.Ltd, is a Singapore a private company in which 92% of the equity is owned by the CEO and chairman of Longfin Corp, Venkat S. Meenavalli.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 2.1, hereto and is incorporated herein by reference.

The Website is accounted for as an asset acquisition between entities under common control with a carryover basis of $0 (zero) and evaluating whether the Website’s technology had “alternative future use” pursuant to relevant accounting literature (Assets Acquired to Be Used in Research and Development Activities – Clarified; Chapter 3: Accounting for Assets Acquired in an Asset Acquisition That Are to Be Used in Research and Development Activities) would not alter the initial accounting treatment.

The Company expects to spend $1.0 million to incorporate the Website’s technology into the Company’s service offerings.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1

Asset Purchase Agreement, dated as of December 11, 2017, by and among Longfin Corp., and Meridian Enterprises Pte. Ltd, Singapore and with other affiliates collectively represented by the Galaxy Media Ltd, Hong Kong (incorporated by reference to the Original 8-K).

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 9, 2018

LONGFIN CORP.

By:	/s/ Venkata Meenavalli
Name:	Venkata Meenavalli
Title:	Chairman

3